Exhibit 99.1

Daisytek Names Eric Logan as Interim CFO

    ALLEN, Texas--(BUSINESS WIRE)--May 9, 2003--Daisytek International Corp. (Nasdaq:DZTK) has appointed Eric T. Logan interim chief financial officer, effective immediately.
    Previously, Logan had served as senior vice president and CFO for the company's U.S. subsidiaries.
    "Eric has extensive knowledge of our industry and a proven track record with Daisytek, and I'm confident that he will do a terrific job in his expanded role," stated Dale Booth, interim president and CEO.
    Logan, 37, joined Daisytek in 2002. Previously, he was vice president of finance and planning for CompX International. Previous experience includes positions with Ameriserve, Frito-Lay, Inc., and The Quaker Oats Company. Logan received a BSEE degree, magna cum laude, from the University of Missouri and holds an MBA in finance from the J.L. Kellogg Graduate School of Management at Northwestern University.

    About Daisytek

    Daisytek is a global distributor of computer supplies, office products and accessories and professional tape media. Daisytek sells its products and services in North America, South America, Europe and Australia. Daisytek is a registered trademark of Daisytek, Incorporated. All rights reserved.

    CONTACT: Daisytek, Allen
             Barbara Benson, 972/881-4700
             bbenson@daisytek.com
             or
             Ketchum
             Teresa Henderson, 214/259-3449
             teresa.henderson@ketchum.com